                                                                                                                                      Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

dated as of April 27, 2007

by and among

SUMMIT FINANCIAL GROUP, INC.

AND

KELLY INSURANCE AGENCY, INC

AND

KELLY PROPERTY AND CASUALTY INC.

TABLE OF CONTENTS

ARTICLE I	CERTAIN DEFINITIONS	1

1.01	Certain Definitions	1

ARTICLE II	THE MERGER	5

2.01	The Merger	5

2.02	Effective Date and Effective Time	5

ARTICLE III	CONSIDERATION; EXCHANGE PROCEDURES	5

3.01	Merger Consideration	5

3.02	Rights as Stockholders; Stock Transfers	6

3.03	Fractional Shares	6

3.04	Adjustment of Purchase Price	6

ARTICLE IV	ACTIONS PENDING THE EFFECTIVE TIME	7

4.01	Forebearances of Kelly Insurance and Kelly P & C	7

ARTICLE V	REPRESENTATIONS AND WARRANTIES	9

5.01	Disclosure Schedules	9

5.02	Standard	9

5.03	Representations and Warranties of Kelly Insurance and Kelly P & C	9

5.04	Representations and Warranties of Summit	14

ARTICLE VI	COVENANTS	15

6.01	Reasonable Best Efforts	15

6.02	Stockholder Approvals	16

6.03	Private Placement	16

6.04	Press Releases	16

6.05	Access; Information	16

6.06	Acquisition Proposals	17

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6.07	Regulatory Applications	17

6.08	Indemnification	18

6.09	Notification of Certain Matters	19

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	19

7.01	Conditions to Each Party's Obligation to Effect the Merger	19

7.02	Conditions to Obligation of Kelly Insurance and Kelly P & C	20

7.03	Conditions to Obligation of Summit	20

ARTICLE VIII	TERMINATION	22

8.01	Termination	22

8.02	Effect of Termination and Abandonment	23

ARTICLE IX	MISCELLANEOUS	23

9.01	Survival	23

9.02	Waiver; Amendment	24

9.03	Counterparts	24

9.04	Governing Law	24

9.05	Expenses	24

9.06	Notices	24

9.07	Entire Understanding; No Third Party Beneficiaries	25

9.08	Interpretation; Effect	25

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AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 27, 2007 (this “Agreement”), by and among KELLY INSURANCE AGENCY, INC. (“Kelly Insurance”) and KELLY PROPERTY AND CASUALTY INC. (“Kelly P & C”) and SUMMIT FINANCIAL GROUP, INC. (“Summit”).

RECITALS

A. Kelly Insurance. Kelly Insurance is a Virginia corporation, having its principal place of business in Leesburg, Virginia.

B. Kelly P & C. Kelly P & C is a Virginia corporation, having its principal place of business in Leesburg, Virginia.

C. Summit. Summit is a West Virginia corporation, having its principal place of business in Moorefield, West Virginia.

D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

E. Board Action. The respective Boards of Directors of each of Summit and Kelly Insurance have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01  Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Kelly Insurance or Kelly P & C or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Kelly Insurance or Kelly P & C, other than the transactions contemplated by this Agreement.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Average Closing Price” shall mean the average closing prices of a share of Summit Common Stock on the NASDAQ Reporting System during the period of five (5) consecutive full trading days prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(l).

“Consultants” has the meaning set forth in Section 5.03(l).

“Costs” has the meaning set forth in Section 6.08(a).

“Determination Date” has the meaning set forth in Section 8.01(f).

“Directors” has the meaning set forth in Section 5.03(l).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02.

“Employees” has the meaning set forth in Section 5.03(l).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(l).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 5.03(l).

“Indemnified Party” has the meaning set forth in Section 6.08(a).

“Insurance Amount” has the meaning set forth in Section 6.08(b).

“Kelly Insurance” has the meaning set forth in the preamble to this Agreement.

“Kelly Insurance Affiliate” has the meaning set forth in Section 7.07(a).

“Kelly Insurance Agency Incorporated Common Stock” means the common stock, par value $10.00 per share, of Kelly Insurance Agency Incorporated.

“Kelly Insurance Board” means the Board of Directors of Kelly Insurance.

“Kelly Insurance By-Laws” means the By-laws of Kelly Insurance.

“Kelly Insurance Certificate” means the Certificate of Incorporation of Kelly Insurance, as amended.

“Kelly Insurance Meeting” has the meaning set forth in Section 6.02.

“Kelly P & C” has the meaning set forth in the preamble of this Agreement.

“Kelly P & C Meeting” has the meaning set forth in Section 6.02.

“Kelly P & C Stock” means the common stock, no par value per share of Kelly Property & Casualty Insurance Corp.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to Summit or Kelly Insurance, any effect that (i) is material and adverse to the financial position, results of operations or business of Summit and its Subsidiaries taken as a whole or Kelly Insurance taken as a whole, respectively, or (ii) would materially impair the ability of either Summit or Kelly Insurance to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking insurance and/or similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c)  any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, or (d) actions and omissions of Summit or Kelly Insurance taken with the prior written consent of the other in contemplation of the transactions contemplated hereby.

“Merger has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“NASDAQ” means The NASDAQ Stock Market, Inc.’s National Market System.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in Summit’s SEC Documents.

“Regulatory Authorities” has the meaning set forth in Section 5.03(l).

“Representative” has the meaning set forth in Section 4.02(b).

“Secretary of State” means the Secretary of State of the State of West Virginia.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Summit” has the meaning set forth in the preamble to this Agreement.

“Summit Board” means the Board of Directors of Summit.

“Summit Common Stock” means the common stock, par value $2.50 per share, of Summit.

“Summit Ratio” has the meaning set forth in Section 8.01(f).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Stock” shall mean shares of Kelly Insurance Common Stock or Kelly P & C Common Stock held by Kelly Insurance or Kelly P & C in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“WVCA” means the West Virginia Corporation Act.

      ARTICLE II

THE MERGER

2.01  The Merger.

(a) At the Effective Time, Kelly Insurance and Kelly P & C shall each merge with and into Summit Insurance Services, LLC (“Agency”) (the “Merger”). The separate existence of Kelly Insurance Kelly P & C shall cease and Agency shall survive and continue to exist as a subsidiary of Summit. Summit may at any time prior to the Effective Time, change the method of effecting the combination with Kelly Insurance and Kelly P & C (including without limitation the provisions of this Article II) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of each and Summit Common Stock included therein, (ii) adversely affect the tax treatment of Kelly Insurance’s or Kelly P & C’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that Summit shall provide Kelly Insurance and Kelly P & C with prior written notice of such change and the reasons therefore.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing in the office of the Secretary of State of a Certificate of Merger in accordance with Section 31D-11-1103 of the WVCA or such later date and time as may be set forth in such Articles of Merger. The Merger shall have the effects prescribed in the WVCA.

2.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Merger Effective Date”) to occur on the Effective Date of such later date to which the parties may agree in writing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01  Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)  Stock Consideration. Each holder of a share of Kelly Insurance Common Stock and Kelly P & C Common Stock (other than Kelly Insurance or Kelly P & C or Summit and its subsidiaries and Dissenters’ Shares, except for shares held by them in a fiduciary capacity) shall receive in respect thereof, subject to any adjustment pursuant to section 3.04, below, the number of shares of Summit Common Stock equal to:(i) for Kelly Insurance shareholders, the number of shares of Kelly Insurance Common Stock held by them divided by the total number of shares of Kelly Insurance Common Stock outstanding multiplied by t the quotient of Six Million Dollars ($6,000,000) divided by the Average Closing Price; and (ii) for Kelly P & C shareholders, the number of shares of Kelly P & C Common Stock held by them divided by the total number of shares of Kelly P & C Common Stock outstanding multiplied by the quotient of Two Hundred Thousand Dollars ($200,000) divided by the Average Closing Price. The Stock Consideration shall be paid no later than five (5) days after the determination of any Purchase Price Adjustment described in Section 3.04 below.

(b)  Outstanding Summit Stock. Each share of Summit Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c)  Treasury Shares. Each share of Kelly Insurance Common Stock and Kelly P & C held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

3.02  Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Kelly Insurance Common Stock and Kelly P & C Common Stock shall cease to be, and shall have no rights as, stockholders of Kelly Insurance or Kelly P & C, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Kelly Insurance Common Stock and Kelly P & C Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Kelly Insurance Common Stock or Kelly P & C Common Stock.

3.03  Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Summit Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Summit shall pay to each holder of Kelly Insurance Common Stock or Kelly P & C Common Stock who would otherwise be entitled to a fractional share of Summit Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Summit Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.

3.04  Adjustment of Purchase Price. (a)Within fifteen (15) days after the Closing Date, a representative of Kelly Insurance and Kelly P & C (the “Seller Representative”) shall cause to be prepared and delivered to Summit a draft statement of the working capital of Kelly Insurance and Kelly P & C as of the Closing Date (“Working Capital Statement”). The working capital set forth on the Working Capital Statement shall be determined by subtracting current liabilities from current assets as of the Closing Date as calculated in accordance with the internal format and accounting policies and practices used by Kelly Insurance and Kelly P & C, consistent with past practice, in connection with the regular monthly financial statements prepared by the Company’s management for distribution to the Board of Directors.

(b) If the working capital shown on the Working Capital Statement (the “Working Capital”), of (i) Kelly Insurance is greater than $100,000 (the “Kelly Insurance Working Capital Requirement”) and (ii) Kelly P&C is greater than $35,000 (the Kelly P&C Working Capital Requirement”) the Stock Consideration shall be increased by one dollar for every dollar by which the Working Capital exceeds the Kelly Insurance Working Capital Requirement or the Kelly P&C Working Capital (the “Purchase Price Increase”).  To the extent the Final Working Capital of the Company is less than the Working Capital Requirement, the Stock Consideration shall be reduced by one dollar for every dollar by which the Working Capital Requirement exceeds the Working Capital (the “Purchase Price Reduction”). Whichever shall be applicable of the Purchase Price Increase and the Purchase Price Reduction is referred to herein as the “Purchase Price Adjustment”. The Purchase Price Adjustment, if any, shall be paid in stock, within five Business Days of the delivery of the Working Capital Statement.

                                                        ARTICLE IV
ACTIONS PENDING THE EFFECTIVE TIME

4.01  Forebearances of Kelly Insurance and Kelly P & C. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Summit, Kelly Insurance and Kelly P & C will not:

(a)  Ordinary Course. Conduct the business of Kelly Insurance and Kelly P & C other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Kelly Insurance’s or Kelly P & C’s ability to perform any of its material obligations under this Agreement.

(b)  Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Kelly Insurance Common Stock or Kelly P & C Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Kelly Insurance Common Stock or Kelly P & C Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)  Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Kelly Insurance Common Stock or Kelly P & C Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)  Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Kelly Insurance or Kelly P & C, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, , (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, (iv) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (v) for grants of awards to newly hired employees consistent with past practice. Notwithstanding the foregoing any issuance of shares by Kelly Insurance to certain employees in the form of a stock bonus shall not be deemed a violation of this section.

(e)  Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Kelly Insurance, Kelly P & C, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)  Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g)  Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)  Governing Documents. Amend the Kelly Insurance Certificate, Kelly Insurance By-laws or the Kelly P & C Certificate or Kelly P & C Bylaws.

(i)  Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j)  Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.

(k)  Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Kelly Insurance, taken as a whole.

(l)  Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)  Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(n)  Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Schedules. On or prior to the date hereof, Summit has delivered to Kelly Insurance and Kelly P & C a schedule and Kelly Insurance and Kelly P & C have delivered to Summit a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence could not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Kelly Insurance’s and Kelly P & C’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Summit.

5.02  Standard. No representation or warranty of Kelly Insurance or Summit contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Summit, actual knowledge of H. Charles Maddy, III and Robert S. Tissue, and (ii) with respect to Kelly Insurance and Kelly P & C, actual knowledge of E. Joseph Kelly, Wayne Wilmot, Kenneth Randall Sink, and Marji Grubic.

5.03  Representations and Warranties of Kelly Insurance and Kelly P & C. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Kelly Insurance and Kelly P & C hereby represent and warrant to Summit:

(a)  Organization and Standing. Kelly Insurance and Kelly P & C are each a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Kelly Insurance and Kelly P & C are each duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)  Capitalization. As of the date hereof, the authorized capital stock of Kelly Insurance consists of 5000 shares of Kelly Insurance Common Stock, of which as of March 31,2007, 1000 shares were outstanding. As of the date hereof, the authorized capital stock of Kelly P & C consists of (i) 5,000 shares of Kelly P & C Common Stock, of which as of March 31, 2007, 300 shares were outstanding.. As of March 31, 2007, Kelly Insurance has no shares of Kelly Insurance Common Stock which are issuable and reserved for issuance upon the exercise of Kelly Insurance Stock Options. The outstanding shares of Kelly Insurance Common Stock and Kelly P & C Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights.

(c)  Corporate Power. Each of Kelly Insurance and Kelly P & C has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Kelly Insurance and Kelly P & C each have the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d)  Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of Kelly Insurance Common Stock and Kelly P & C Common Stock entitled to vote thereon (which is the only vote of Kelly Insurance stockholders or Kelly P & C stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Kelly Insurance and the Kelly Insurance Board and Kelly P & C and the Kelly P & C Board. Assuming due authorization, execution and delivery by Summit, this Agreement is a valid and legally binding obligation of Kelly Insurance and Kelly P & C, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e)  Consents and Approvals; No Defaults.

(i)  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Kelly Insurance or Kelly P & C in connection with the execution, delivery or performance by Kelly Insurance or Kelly P & C of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and (B)  the filing of a certificate of merger with the Secretary of State pursuant to the VGCA and the issuance of a certificate of merger in connection therewith. As of the date hereof, Kelly Insurance and Kelly P & C are not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)  Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Kelly Insurance or Kelly P & C or to which Kelly Insurance or Kelly P & C or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Kelly Insurance Certificate or the Kelly Insurance By-Laws or the Kelly P & C Certificate or the Kelly P & C By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(f)  Absence of Certain Changes or Events.

(i) Since December 31, 2005, Kelly Insurance and Kelly P & C have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(ii) Since December 31, 2005, (A) Kelly Insurance and Kelly P & C have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Kelly Insurance or Kelly P&C.

(g)  Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Kelly Insurance or Kelly P & C and, to Kelly Insurance’s or Kelly P & C’s knowledge, no such litigation, claim or other proceeding has been threatened.

(h)  Regulatory Matters.

(i)  Neither Kelly Insurance nor Kelly P & C are a party to or are subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of insurance agencies (collectively, the “Regulatory Authorities”).

(ii)  Neither Kelly Insurance nor Kelly P & C has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i)  Compliance with Laws. Each of Kelly Insurance and Kelly P & C:

(i)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Kelly Insurance’s and Kelly P & C’s knowledge, no suspension or cancellation of any of them is threatened;

(ii)  has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that Kelly Insurance or Kelly P & C is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Kelly Insurance’s or Kelly P & C’s knowledge, do any grounds for any of the foregoing exist);

(iii)  Since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy; and

(j)  Material Contracts; Defaults. Except for this Agreement, Kelly Insurance nor Kelly P & C is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a material contract of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or (including without limitation a non-compete or similar provision). Neither Kelly Insurance nor Kelly P & C is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k)  No Brokers. No action has been taken by Kelly Insurance or Kelly P & C that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(l)  Employee Benefit Plans.

(i)  Kelly Insurance and Kelly P & C have Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Kelly Insurance or Kelly P & C participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Neither Kelly Insurance nor Kelly P & C has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)  Neither Kelly Insurance nor Kelly P & C has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Kelly Insurance or Kelly P & C that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(iii)  The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(m)  Environmental Matters. To Kelly Insurance’s and Kelly P & C’s knowledge, neither the conduct nor operation of Kelly Insurance, nor Kelly P & C nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Kelly Insurance’s and Kelly P & C’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Kelly Insurance’s and Kelly P & C’s knowledge, neither Kelly Insurance nor Kelly P & C has received any notice from any person or entity that Kelly Insurance nor Kelly P & C or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(n)  Tax Matters.

(i)  All Tax Returns that are required to be filed by or with respect to Kelly Insurance and Kelly P & C have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Kelly Insurance or Kelly P & C. Kelly Insurance has made available to Summit true and correct copies of the United States Federal Income Tax Returns filed by Kelly Insurance for each of the three most recent fiscal years ended on or before December 31, 2005. As of the date hereof, neither Kelly Insurance nor Kelly P & C has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii)  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(o)  Books and Records. The books and records of Kelly Insurance and Kelly P & C have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(p)  Insurance. Kelly Insurance and Kelly P & C Previously Disclosed all of the insurance policies, binders, or bonds maintained by Kelly Insurance and Kelly P & C. Kelly Insurance and Kelly P & C are insured with insurers believed to be reputable against such risks and in such amounts as the management of Kelly Insurance reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Kelly Insurance and Kelly P & C are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(q)  Disclosure. The representations and warranties contained in this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.

5.04  Representations and Warranties of Summit. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Summit hereby represents and warrants to Kelly Insurance:

(a)  Organization and Standing. Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Summit is duly qualified to do business and is in good standing in the states of the Summit States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)  Capitalization.

(i)  As of December 31, 2006, the authorized capital stock of Summit consists solely of 20,000,000 shares of Summit Common Stock, of which as of April 9, 2007, 7,084,980 shares, and 250,000 shares of Summit Preferred Stock of which none are outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, Summit does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Summit Common Stock or any other equity securities of Summit or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Summit Common Stock or other equity securities of Summit or any of its Subsidiaries. As of December 31, 2006, Summit has 349,080 shares of Summit Common Stock which are issuable and reserved for issuance upon exercise of Summit Stock Options. The outstanding shares of Summit Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii)  The shares of Summit Common Stock to be issued in exchange for shares of Kelly Insurance Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ National Market System.

(c)  Subsidiaries. Each of Summit’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

(d)  Corporate Power. Each of Summit and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Summit has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)  Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Summit and the Summit Board. Shareholder approval of the transactions contemplated hereby is not required. Assuming due authorization, execution and delivery by Kelly Insurance or Kelly P & C, this Agreement is a valid and legally binding agreement of Summit, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)  No Brokers. No action has been taken by Summit that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(g)  Books and Records. The books and records of Summit and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(h)  Disclosure. The representations and warranties contained in this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

      ARTICLE VI

COVENANTS

6.01  Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Kelly Insurance, Kelly P & C and Summit agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02  Stockholder Approvals. Kelly Insurance and Kelly P & C each agree to take, in accordance with applicable law and the Kelly Insurance Certificate and Kelly Insurance By-laws and the Kelly P & C Certificate and Kelly P & C Bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Kelly Insurance’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Kelly Insurance Meeting” and the “Kelly P & C Meeting”, respectively), as promptly as practicable after the Registration Statement is declared effective. The Kelly Insurance and Kelly P & C Boards will recommend that the Kelly Insurance stockholders and the Kelly P & C stockholders approve and adopt the Agreement and the transactions contemplated hereby.

6.03  Private Placement.

(a)  Summit agrees to prepare private placement materials (the “Private Placement”) in connection with the issuance of Summit Common Stock in the Merger (the “Private Placement Materials”) and all related documents). Kelly Insurance and Kelly P & C and Summit agree to cooperate with the other and its counsel and its accountants in the preparation of the Private Placement Materials. Kelly Insurance and Kelly P & C acknowledge that shares of Summit Common Stock issued in the Merger will contain a legend on the certificate restricting their transfer for a period of one (1) year as required under federal securities laws.

6.04  Press Releases. Each of Kelly Insurance and Kelly P & C and Summit agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

6.05  Access; Information.

(a)  Each of Kelly Insurance and Kelly P & C agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Summit and Summit’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b)  Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c)  During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as, the same shall become available.

6.06  Acquisition Proposals. Kelly Insurance and Kelly P & C each agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Notwithstanding the foregoing, if, at any time the Kelly Insurance Board and Kelly P & C Board determine in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Kelly Insurance or Kelly P & C, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.06, may furnish non-public information with respect to Kelly Insurance and Kelly P & C to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

6.07  Regulatory Applications.

(a)  Summit and Kelly Insurance shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Summit, Kelly Insurance and Kelly P & C shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)  Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.08  Indemnification.

(a)  Following the Effective Date and for a period of two (2) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of Kelly Insurance and Kelly P & C (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Kelly Insurance is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Kelly Insurance Certificate, the Kelly Insurance By-Laws, the Kelly P & C Certificate, the Kelly P & C Bylaws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Delaware law, the Kelly Insurance Certificate, the Kelly Insurance By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b)  For a period of two (2) years from the Effective Time, Summit shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Kelly Insurance or Kelly P & C (determined as of the Effective Time) (as opposed to Kelly Insurance or Kelly P & C) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Kelly Insurance; provided, however, that in no event shall Summit be required to expend more than 200 percent of the current amount expended by Kelly Insurance or Kelly P & C (the “Insurance Amount”) to maintain or procure such errors and omissions insurance coverage; provided, further, that if Summit is unable to maintain or obtain the insurance called for by this Section 6.08, Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Kelly Insurance or Kelly P & C may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

(c)  Any Indemnified Party wishing to claim indemnification under Section 6.08, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided that the failure so to notify shall not affect the obligations of Summit under Section 6.08 unless and to the extent that Summit is actually prejudiced as a result of such failure.

(d)  If Summit or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit shall assume the obligations set forth in this Section 6.08.

(e)  The provisions of this Section 6.08 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.09  Notification of Certain Matters. Each of Kelly Insurance, Kelly P & C and Summit shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Summit and Kelly Insurance to consummate the Merger is subject to the fulfillment or written waiver by Summit and Kelly Insurance prior to the Effective Time of each of the following conditions:

(a)  Stockholder Approval. This Agreement and Plan of Reorganization shall have been duly approved by the requisite vote of the stockholders of both Kelly Insurance and Kelly P & C.

(b)  Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Summit Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c)  No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)  Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Summit Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(e)  Listing. To the extent required, the shares of Summit Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

7.02  Conditions to Obligation of Kelly Insurance and Kelly P & C. The obligation of Kelly Insurance and Kelly P & C to consummate the Merger is also subject to the fulfillment or written waiver by Kelly Insurance or Kelly P & C prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Summit set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Kelly Insurance shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

(b)  Performance of Obligations of Summit. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Kelly Insurance shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

(c)  Opinion of Summit’s Counsel. Kelly Insurance and Kelly P & C shall have received a closing opinion of Bowles Rice McDavid Graff & Love LLP, counsel to Summit, dated the Effective Date.

7.03  Conditions to Obligation of Summit. The obligation of Summit to consummate the Merger is also subject to the fulfillment or written waiver by Summit prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Kelly Insurance set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Summit shall have received a certificate, dated the Effective Date, signed on behalf of Kelly Insurance by the Chief Executive Officer and the Chief Financial Officer of Kelly Insurance to such effect.

(b)  Performance of Obligations of Kelly Insurance and Kelly P & C. Kelly Insurance and Kelly P & C shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Summit shall have received a certificate, dated the Effective Date, signed on behalf of Kelly Insurance and Kelly P & C by the Chief Executive Officer and the Chief Financial Officer of Kelly Insurance and Kelly P & C to such effect.

(c)  Opinion Of Kelly Insurance’s Counsel. Summit shall have received a closing opinion of Moyes &Levay, P.L.L.C. counsel to Kelly Insurance and Kelly P & C, dated the Effective Date.

(d)  Summit Due Diligence. Summit has completed to its satisfaction all appropriate legal, accounting or other due diligence and has received all reports and information requested by it.

(e)  Execution of Insurance Agent Agreements. Each of the following individuals shall have entered into an insurance agent agreement with Summit:

E. Joseph Kelly

Wayne Wilmot

Randy Sink

Marji Grubic

Kelly Insurance Agents:

Carol Hall-Veit

Lynn Theisman

William Pierce

Greg Kelly

Karen Leith

June Boynton

Stacey Haupt

Bob Sturgill

Bonnie Westphal

Kevin O’Neil

Wayne A. Pampaloni

Kelly P&C Agents:

Betsy Self

Debbie Barnes

(f)  At the Effective Time, neither Kelly Insurance nor Kelly P & C have failed to retain the business of any single customer or group of customers which represent either singly or in the aggregate greater than 5% of the respective combined gross revenue of Kelly Insurance or Kelly P & C.

ARTICLE VIII

TERMINATION

8.01  Termination. This Agreement may be terminated, and the Merger may be abandoned if:

(a)  Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Summit and Kelly Insurance and Kelly P & C, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)  Breach. At any time prior to the Effective Time, by Summit or Kelly Insurance or Kelly P & C (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c)  Delay. At any time prior to the Effective Time, by Summit or Kelly Insurance or Kelly P & C, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)  No Approval. By Kelly Insurance or Kelly P & C or Summit, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Kelly Insurance Meeting or the Kelly P & C Meeting.

(e)  Failure to Recommend, Etc. At any time prior to the Kelly Insurance Meeting and the Kelly P & C Meeting, by Summit if the Kelly Insurance Board or the Kelly P & C Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Summit.

(f)  Decline in Summit Common Stock Price. By Summit, if the Summit Board so determines by a vote of the majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below) the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Summit Ratio”) shall be less than .85. If Summit elects to exercise its termination right pursuant to this Section, it shall give written notice to Kelly Insurance and Kelly P & C (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the closing prices of a share of Summit Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of five (5) consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Determination Date” shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger and the Bank Merger, without regard to any requisite waiting period in respect thereof.

“Starting Date” shall mean the last trading day immediately following the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Summit Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

8.02  Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

      ARTICLE IX

MISCELLANEOUS

9.01  Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.08, and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(a), 6.05(b), 8.02, this Article IX which shall survive such termination).

9.02  Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Kelly Insurance Meeting and the Kelly P & C Meeting, this Agreement may not be amended if it would violate the WVCA.

9.03  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

9.05  Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Kelly Insurance, Kelly P & C and Summit.

9.06  Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Kelly Insurance or Kelly P & C, to:

26 North King Street
Leesburg, Virginia 20176
Attn: E. Joseph Kelly
With a copy to:

Moyes & Levay, P.L.L.C.
21 North King Street Leesburg , VA. 20176
Attn: David H. Moyes
If to Summit, to:

Summit Financial Group, Inc.
300 North Main Street
Post Office Box 179
Moorefield, West Virginia 26836
Attn: H. Charles Maddy, III
President and Chief Executive Officer
Robert S. Tissue, Chief Financial Officer

With a copy to:

Bowles Rice McDavid Graff & Love LLP
600 Quarrier Street
Post Office Box 1386
Charleston, West Virginia 25325-1386
Facsimile: (305) 343-3058
Attn:  Sandra M. Murphy, Esquire

9.07  Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 6.11 and 6.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08  Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Kelly Insurance, Kelly P & C, Summit or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

KELLY INSURANCE AGENCY, INC.

By: ________________________________

Title: Chairman and Chief Executive Officer

KELLY PROPERTY AND CASUALTY INC.

By: ________________________________

Title: Chairman and Chief Executive Officer

SUMMIT FINANCIAL GROUP, INC.

By: ________________________________
         H. Charles Maddy, III
Title: President and Chief Executive Officer